“FORM OF” CONVERTIBLE PROMISSORY NOTE

NEITHER THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) NOR ANY SECURITIES THAT MAY BE ISSUED UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  NEITHER THIS NOTE NOR ANY SUCH SECURITIES MAY BE SOLD, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EITHER (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND STATE SECURITIES LAWS OR (II) THE COMPANY RECEIVING AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, ASSIGNMENT, OFFER, PLEDGE, OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND STATE SECURITIES LAWS.

JAYHAWK ENERGY, INC.

CONVERTIBLE PROMISSORY NOTE

US $__________

Date: September 20, 2016

FOR VALUE RECEIVED, JayHawk Energy, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of , _______________________________ (the “Holder”), at the place designated by the Holder, in lawful money of the United States of America, the principal sum of ____________________Dollars ($______________) (the “Principal Amount”), together with interest thereon on the terms set forth in Section 1. The Company shall pay the unpaid Principal Amount and interest accrued hereunder in lawful money of the United States pursuant to the terms hereof, except to the extent that it has been previously converted into shares of the Company’s Common Stock pursuant to Section 2 hereof.

1.

Payments of Interest and Principal.  Payments of principal plus interest on the unpaid principal balance of this Note outstanding from time to time shall be payable in accordance with the following:

1.1.

Interest.  Interest shall equal Five Percent (5%) of the Principal Amount per annum based on an Actual/360 day basis (the “Interest”) from the date hereof.  All accrued Interest shall be due and payable in full upon maturity, conversion or prepayment of this Note, as provided herein, with applicable adjustments for partial conversions or prepayments.

1.2.

Principal.  The Principal Amount and the Interest shall be due and payable to the Holder at the earlier of (i) September 19, 2018 (the “Maturity Date”), or (ii) an Event of Default (as hereafter defined) unless this Note is converted as provided in Section 2.  Contemporaneously with the repayment on or conversion of this Note in full, the Holder shall surrender this Note, duly endorsed as paid, at the office of the Company.

1.3.

Payments.  All payments of principal, interest, fees and other amounts due hereunder shall be made

“FORM OF” CONVERTIBLE PROMISSORY NOTE

by the Company in lawful money of the United States of America, by wire transfer if in excess of Ten Thousand Dollars ($10,000) or by first class mail otherwise, or by any other method approved in advance by the Holder to the account of the Holder at the address of the Holder set forth herein or at such other place designated by the Holder from time to time in writing to the Company.  All payments received by the Holder shall be applied first to any out-of-pocket expenses related to the administration and enforcement of this Note, then to Interest, if any, due and payable, and any remainder applied to the Principal Amount.

1.3.1.

Notice.  In the event of:

1.3.1.1.

Any setting of a record date for the purpose of taking a shareholder vote, or

1.3.1.2.

Any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

1.3.1.3.

Any voluntary or involuntary dissolution, liquidation, winding-up, reorganization, recapitalization, reclassification, consolidation, merger, transfer, forward split, or reverse split of the Company, the Company will mail to the Holder a notice specifying the date or expected date on which any such record is to be taken for the purpose of such event and the material terms thereof and the time as of which holders of record of any securities shall be entitled to vote on such matter.  Such notice shall be mailed at least Fifteen (15) days prior to the date therein specified.

2.

Conversion.  This Note is convertible into shares of the Company’s Common Stock upon the terms and conditions set forth below. The Holder and the Company hereby acknowledge and agree that the value attributable to the underlying shares upon conversion is the value of the underlying shares as of the date of this Note taking into account the limitations and restrictions of the underlying shares and the Holder.

2.1.

Optional Conversion.  Any portion of the Principal Amount and/or accrued Interest on this Note may be converted at the Holder’s option as follows: (i) at any time prior to the Maturity Date into that number of shares of the Company’s Common Stock as is determined by dividing (x) that portion of the unpaid Principal Amount and/or Interest amount of the Note desired to be converted and (at the Holder’s option) any amount of accrued Interest due on this Note by (y) $0.0065. In the event the entire Principal Amount of and all accrued Interest on this Note is not converted during any Optional Conversion, the balance of accrued Interest shall be capitalized and the Principal Amount of the Note shall be reset.

2.2.

Mandatory Conversion. The entire Principal Amount of and accrued Interest on this Note shall automatically be converted into shares of the Company’s Common Stock (the “Converted Equity Securities”) upon the occurrence of the Company having completed a reverse split of its equity securities.

“FORM OF” CONVERTIBLE PROMISSORY NOTE

2.3.

Conversion Procedure. Any conversion of this Note shall be on the following terms and conditions:  The Holder wishing (or deemed) to convert any portion of this Note shall: (A) provide written notice to the Company (the “Conversion Notice”), specifying the aggregate dollar amount of this Note, consisting of all (or that portion) of the Principal Amount of, together with all accrued and unpaid Interest on, this Note being converted, and identifying the name(s) in which the Holder desires the shares of Common Stock to be titled; (B) if converting the entire Principal Amount of and accrued Interest on this Note, surrender to the Company this Note (original execution copy); and, (C) deliver any other forms, including but not limited to, transfer forms, tax forms or relevant documentation, duly executed, as may be specified by the Company, if necessary, to effect the conversion.  If specified by the Holder in the Conversion Notice that the shares of Common Stock shall be issued to person(s) other than the Holder, the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the Common Stock so issued.

3.

Delivery.  Upon delivery of the Conversion Notice and surrender of this Note (if converted in its entirety) to the Company for conversion, the Holder shall be entitled to receive the applicable shares of Common Stock constituting the Converted Equity Securities.  At its expense, the Company shall, within ten (10) business days following receipt of the Conversion Notice, issue and deliver to the Holder (or the person(s) so designated by the Holder) the shares of Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of the Company’s counsel).  No fractional share shall be issued upon such conversion.  In lieu of any such fractional share, which would otherwise be issuable upon such conversion, the Company shall round up the fractional share to the nearest whole share.

4.

Prepayment.  The Company may not prepay this Note for a period of one (1) year from the date first appearing on this Note.

5.

Affirmative Covenants of the Company.  The Company covenants and agrees with the Holder that, unless otherwise approved by the Holder, the Company shall:

5.1.

At all times preserve and keep in full force and effect its corporate existence and all rights material to its business;

5.2.

Maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied;

5.3.

If requested by the Holder, as soon as practicable after the end of each fiscal quarter of the Company, and in any event within Ninety (90) days thereafter, furnish the Holder an unaudited consolidated balance sheet of the Company, as at the end of such fiscal quarter, and an unaudited consolidated statement of income and a consolidated statement of cash flows of the Company, for such fiscal quarter, all prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal quarter, all in reasonable detail;

5.4.

Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Company is doing business or may hereafter be doing business; and

“FORM OF” CONVERTIBLE PROMISSORY NOTE

5.5.

Promptly notify the Holder in writing of the occurrence of any Event of Default.

6.

Default; Remedies.

6.1.

Event of Default.  The occurrence of an Event of Default (as hereafter defined) shall constitute a default under this Note.  Upon the occurrence of any default hereunder, the entire unpaid Principal Amount of, and any unpaid Interest then accrued on, this Note shall, automatically convert to shares of Common Stock.

6.2.

Definition of Event of Default.  Each of the following shall constitute an “Event of Default” under this Note: (i) the Company fails to pay when due any Principal Amount or Interest payment, if any, on the due date hereunder, or otherwise fails to satisfy when due any obligation under this Note (and such failure is uncured after thirty (30) days’ notice); (ii) default in the payment when due (subject to any applicable grace or cure period), whether by acceleration, redemption or otherwise, of any indebtedness (other than indebtedness under this Note or the Notes) for borrowed money of the Company; (iii) the Company makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a trustee or receiver for itself or for all or substantially all of its assets, or commences any proceedings under any bankruptcy, arrangement, insolvency, readjustment or debt or reorganization statute or law of any jurisdiction, or if any such petition or application is filed or any such proceedings are commenced, and the Company by an act indicates any approval thereof, consent thereto or acquiescence therein, or an order is entered appointing any trustee or receiver or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, or if any petition or application for any such proceeding or for the appointment of trustee or receiver is filed by any third party against the Company or any of the aforesaid proceedings is not dismissed within thirty (30) days of its filing, or there is an attachment execution or other judicial seizure of all or substantially all of the assets of the Company, and such seizure is not discharged within Thirty (30) consecutive days of such attachment, execution or other judicial seizure, as the case may be; (iv) failure of the Company to comply with or perform the provisions of Section 5; (v) failure by the Company to comply with or to perform any provision of this Note; (vi) any representation or warranty, or written reaffirmation thereof, made herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, or other writing furnished by the Company to the Holder is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or (vii) a judgment or order shall be rendered against the Company for the payment of money and such judgment or order shall continue unsatisfied or unstayed for a period of Thirty (30) consecutive days

7.

No Waiver of Rights or Remedies.  No extension of the time for the payment of this Note or any installment hereof shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, and the Company agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of the Holder without in any way affecting or diminishing the Company’s liability hereunder.  No delay in the exercise of any right or remedy hereunder shall be deemed a waiver of such right or remedy, nor shall the exercise of

“FORM OF” CONVERTIBLE PROMISSORY NOTE

any right or remedy be deemed an election of remedies or a waiver of any other right or remedy.

8.

Transfer; Assignment.  This Note, and the rights and obligations of the Holder hereunder, may be assigned by such Holder to any Affiliate of the Holder; provided that the transferor provides written notice of such transfer to the Company and that the transferee is an “Accredited Investor” as such term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act of 1933. The transfer of this Note is registerable by the Holder in person or by an attorney duly authorized in writing on the books of the Company.  The Company and any transfer agent may deem and treat the person in whose name this Note is registered upon the books of the Company as the absolute owner of this Note.  For the purposes of this Note, (“Affiliate(s)”) means any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with the referenced person or entity and includes without limitation, (a) any person who is an officer, director, or direct or indirect beneficial holder of at least five percent (5%) of the then outstanding capital stock of the referenced person or entity and (b) any person of which the referenced person or entity and/or its Affiliates (as defined in clause (a) above), directly or indirectly, either beneficially own(s) at least five percent (5%) of the then outstanding equity securities or constitute(s) at least a five percent (5%) equity participant, (c) any family member of any of the foregoing, and (d) any trust or other similar entity established for the benefit of any family member of any of the foregoing.

9.

Governing Law.  This Note shall be governed by and construed in accordance with the domestic substantive laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.

Notices.  All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be hand delivered, or sent either by (a) certified mail, postage prepaid, return receipt requested; (b) an overnight express courier service that provides written confirmation of delivery; (c) facsimile or other electronic transmission with written confirmation by the sending machine or with telephone or e-mail confirmation of receipt.

11.

Usury Savings Clause.  It is the intention of the Company and the Holder to comply with applicable state and federal usury laws from time to time in effect.  Accordingly, notwithstanding any provision to the contrary in this Note or any other document related hereto, in no event (including, but not limited to, prepayment or acceleration of the maturity of any obligation) shall this Note or any such other document require the payment or permit the collection or receipt of interest in excess of the highest lawful rate.  If under any circumstance whatsoever, any provision of this Note or of any other document pertaining hereto shall provide for the payment, collection or receipt of interest in excess of the highest lawful rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would exceed the highest lawful rate shall be applied to the reduction of the Principal Amount and accrued Interest outstanding hereunder or on account of any other indebtedness of the Holder to the Company, and not to the payment of Interest, or if such excessive Interest exceeds the unpaid Principal Amount outstanding hereunder and such other indebtedness, such excess shall be refunded to the Company.  In determining whether or not the Interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specified contingency, exceeds the highest lawful rate, the Company shall, to the

“FORM OF” CONVERTIBLE PROMISSORY NOTE

maximum extent permitted by applicable law, (i) characterize any non-Principal Amount payment as an expense, fee or premium rather than as Interest, (ii) exclude prepayments and the effects thereof, (iii) amortize, prorate, allocate and spread the total amount of Interest throughout the full term of such indebtedness (including any extension or renewal) so that Interest thereon does not exceed the maximum amount permitted by applicable law, and/or (iv) allocate Interest between portions of such indebtedness, to the end that no such portion shall bear Interest at a rate greater than that permitted by applicable law.  The Holder expressly disavows any intention to charge or collect excessive unearned Interest or finance charges in the event that the maturity of this Note is accelerated.  If at any time the Interest rate set forth in Section 1 hereof exceeds the highest lawful rate, then the rate at which Interest shall accrue hereunder shall automatically be limited to the highest lawful rate, and shall remain at the highest lawful rate until the total amount of Interest accrued hereunder equals the total amount of Interest that would have accrued but for the operation of this sentence.  Thereafter, Interest shall accrue at the Interest rate set forth in Section 1 hereof unless and until such Interest rate again exceeds the highest lawful rate, in which case the immediately preceding sentence shall apply.

12.

No Shareholder Rights. Except as otherwise stated herein, nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Company.

13.

No Violation of Law. This Note may not be converted if its conversion would cause the Company to violate an exemption from registration or would violate any applicable state or federal securities law, any registration under or any requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules of an exchange on which the Company’s securities may be traded, any other federal law, or any state securities laws.

14.

Piggyback Registration Rights. The Company grants the Holder piggyback registration rights for the shares underlying the Note in any registration statement which the Company may file during 2016 or 2017.

15.

Anti-Dilution Rights. Should at any time from the date of making this Note until the conversion of the Note, the Company issue a stock dividend, combine outstanding shares into a lessor number of shares (reverse split) or increase the number of outstanding shares without a receipt of new consideration (forward split) then the number of shares into which the Note may be converted and the conversion price shall be adjusted to reflect such event so that the relative interest of the Holder shall be fully protected from dilution resulting from such an event.  Notice of the required adjustment including the number of shares and the new conversion price shall be promptly mailed to each Holder subsequent to each such adjustment event.  In no event shall the conversion price be more than $0.0065per share of Common Stock.

16.

Headings.  The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

17.

Amendments.  This Note shall only be amended, modified or supplemented, and provisions hereof may only be waived, by an instrument in writing duly executed by the Holder and the Company.

18.

ENTIRE AGREEMENT.  THIS NOTE AND THE OTHER INSTRUMENTS ENTERED INTO IN

“FORM OF” CONVERTIBLE PROMISSORY NOTE

CONNECTION HEREWITH EVIDENCE THE FINAL AGREEMENT BETWEEN THE COMPANY AND THE HOLDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE COMPANY AND THE HOLDER.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE COMPANY AND THE HOLDER.

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“FORM OF” CONVERTIBLE PROMISSORY NOTE

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the day and year first above written.

JayHawk Energy, Inc.

By:

Name: Scott Mahoney

                                                                        Its: Interim President & Chief Executive Officer

HOLDER

By:__________________________________________

Name:

Title: